Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

 KAMAN REPORTS 2008 SECOND QUARTER RESULTS
SALES INCREASE 16.1%, EARNINGS OF $0.24 PER DILUTED SHARE
IMPACTED BY $7.8 MILLON NON-CASH GOODWILL IMPAIRMENT CHARGE

BLOOMFIELD, Connecticut (July 31, 2008) – Kaman Corp. (NASDAQ GS:KAMN) today reported financial results for the second quarter and six-month period ended June 27, 2008.

For the second quarter of 2008, the company reported net earnings from continuing operations of $6.1 million, or $0.24 per share diluted, compared to net earnings from continuing operations of $9.0 million, or $0.36 per share diluted, in the second quarter of 2007. The company’s results for the second quarter of 2008 include a non-cash charge of $7.8 million related to goodwill impairment at the company’s Aerostructures Wichita facility.  The results for the second quarter of 2007 included pretax charges of $2.4 million related to the company’s Australia helicopter program.  Net sales from continuing operations for the second quarter of 2008 were $316.3 million, an increase of 16.1% over $272.4 million in the second quarter of 2007.

For the first half of 2008, net earnings from continuing operations decreased to $15.0 million, or $0.59 per share diluted, compared to net earnings from continuing operations of $18.1 million, or $0.73 per share diluted in the year ago period.  First half results include the goodwill impairment charge of $7.8 million, which is not deductible for tax purposes.  Net sales from continuing operations for the 2008 six-month period were $602.1 million, an increase of 11.7% over $538.9 million in the first half of last year.  Results for the 2007 first half include pretax charges of $4.9 million related to the company’s Australia helicopter program.

The company also announced that the Fuzing segment was renamed Kaman Precision Products to better represent the diversity of its capabilities, effective on July 8th.

Neal J. Keating, Chairman, President and Chief Executive Officer, said, “During the second quarter we made significant progress in several areas including the strengthening of our Senior Management team through the addition of Greg Steiner as President of our Aerospace Group, completing sizeable acquisitions in both our Aerospace and Industrial Distribution businesses, achieving our production goal of 6,000 JPF fuzes in the quarter and delivering top line growth of over 16%.

Within Aerospace our performance was negatively impacted by weaker results in our Aerostructures and Precision Products businesses. Specifically, while our Wichita facility made progress during the quarter, it did not happen as quickly as we, or our customers, would have liked to have seen. However, we have now completed rebuilding the local management team, invested in additional training for our employees, and upgraded equipment, all of which we believe will result in improving performance in the second half of 2008.

In addition, we completed the acquisition of Brookhouse Holdings Limited, a leading U.K. based aerospace company. This brings us important composites expertise and expands our platform positions in both commercial and military markets. We were also successful in securing significant new and follow-on orders during the period. This included signing of a contract, with a potential value in excess of $100 million, to supply Boeing Integrated Defense Systems on the A-10 re-wing program, as well as additional C-17 orders.”

“Kaman Reports 2008 Second Quarter, Six Months Results”
July 31, 2008

Segment reports follow:

The Aerostructures segment operating loss for the 2008 second quarter was $6.2 million, compared to operating income of $3.7 million in the 2007 second quarter.  The loss for the second quarter includes the goodwill impairment charge at the Wichita facility of $7.8 million.  Segment sales were $30.9 million, an increase of more than 30% over sales of $23.3 million in the second quarter of 2007.

The segment’s results for the period primarily reflect the goodwill impairment charge and cost growth due to operational issues in Wichita.  Sales at the Jacksonville facility increased significantly. In addition, the operating results of Brookhouse Holdings, Limited are included from June 12, 2008, the date of acquisition.

For the 2008 six-month period, the Aerostructures segment reported net sales of $59.7 million, compared to $48.5 million for the first half of 2007.  The segment had an operating loss of  $7.3 million in the first half of 2008 (after the $7.8 million goodwill impairment charge), compared to operating income of $8.2 million in the first half of 2007.

The Company also reported that in mid July 2008, it signed a long-term requirements contract with Boeing for the production of wing control surfaces for the U.S. Air Force’s A-10 fleet.  This work will be performed at the Aerostructures Jacksonville facility and has a potential contract value in excess of $100 million.  The agreement calls for the segment to supply inboard and outboard flaps, slats and deceleron assemblies.  The contract will commence in 2008 with initial deliveries to begin in early 2010.  Full rate production is expected to begin in 2011 with an average of approximately 47 shipsets per year through 2015.  The annual quantities will vary and will be dependent upon the orders Boeing receives from the Air Force.

Precision Products (formerly Fuzing) segment operating income for the second quarter of 2008 was $0.9 million, compared to $4.0 million in the year ago period.  Segment sales were $27.2 million for the 2008 second quarter, compared to $24.0 million in the second quarter last year.

Results in the Precision Products segment primarily reflect sales growth as a result of higher shipments on several legacy missile programs and higher JPF program shipments to the U.S. Government.  While increased JPF program shipments drove sales growth, the essentially break-even gross margins of these sales limited profitability during the period.  In addition, the second quarter of 2007 included profit from two programs that did not recur in the second quarter of 2008.  These were the JPF facilitization program, which is essentially complete; and 40mm sales, which product line was sold at the end of 2007.

For the first half of 2008, sales in the Precision Products segment totaled $51.4 million, compared to $42.5 million in the first half of 2007.  Segment operating income totaled $2.7 million in the first half of 2008, compared to $6.5 million in the first half of 2007.

Helicopters segment operating income for the second quarter of 2008 was $2.9 million, compared to an operating loss of $0.2 million in the second quarter of 2007, which included a pretax charge of $2.4 million related to the company’s Australia helicopter program.  Segment sales in the second quarter of 2008 were $18.1 million, compared to $19.0 million in the same period last year.

“Kaman Reports 2008 Second Quarter, Six Months Results”
July 31, 2008

The improvement in the Helicopters segment results in the 2008 second quarter primarily reflect the absence of a charge for the Australian helicopter program.  Sales were lower primarily due to reduced service center sales from the Australia helicopter program.

Helicopter segment sales for the first half of 2008 totaled $32.7 million, compared to $36.5 million in the first half of 2007. For the first half of 2008, the segment generated operating income of $3.7 million, compared to an operating loss of $1.3 million in the year-ago period, which included $4.9 million in pretax charges for the company’s Australia helicopter program.

Specialty Bearings segment operating income rose 36.6% to $13.9 million from $10.2 million in the second quarter of last year.  Segment sales in the period were a record $36.7 million, compared to $31.5 million in the second quarter of 2007, an increase of 16.5%.

Results in the Specialty Bearings segment primarily reflect continued strong execution, increased demand for the segment’s products across all markets, and higher profit margins as a result of the segment’s leverage from increased sales volume.

Sales in the Specialty Bearings segment rose 14.7% in the first half of 2008 to $72.7 million from $63.5 million in the first half of 2007.  Year to date, the segment has generated operating income of $26.9 million, a 29.6% increase over operating income of $20.8 million in the first half of 2007.

Collectively, the four Aerospace Segments generated operating income of $11.4 million in the second quarter of 2008, compared to operating income of $17.7 million in the second quarter of 2007.  Sales for the period rose to $113.0 million from $97.8 million for the same period a year ago.  For the first half of 2008, sales for the Aerospace Segments totaled $216.6 million, compared to $190.9 million in 2007, and operating income totaled $26.1 million, compared to $34.3 million in the year ago period.  Operating income for the second quarter of 2008 and the first half of 2008 include the $7.8 million goodwill impairment charge.

Commenting on the performance of the Aerospace segments, Mr. Keating said, “Once again, our Aerospace segments were led by the continued outstanding performance of the Specialty Bearings segment, which turned in another period of record results. Demand continues to be sound and we were able to generate strong sales growth while maintaining a solid backlog.  Helicopters experienced a solid quarter with our Sikorsky business up and the remarketing effort on the Australian helicopters taking shape.  We believe we have also made significant progress towards resolving the production issues associated with the JPF, as evidenced by our quarterly production rate reaching 6,000 fuzes during the period.  We continue to pursue sales of the JPF to foreign militaries, and could see progress on this front in the second half of the year.”

Industrial Distribution segment operating income for the second quarter of 2008 was $9.7 million, an increase of 17.2% over operating income of $8.3 million in the second quarter of 2007.  Segment sales increased 16.5% in the 2008 second quarter to $203.3 million from $174.6 million a year ago.  Organic sales growth in the quarter was 8.4%, compared with 2.4% in the prior year period, with the remaining growth coming from the acquisition of Industrial Supply Corporation (ISC) on March 31, 2008.

“Kaman Reports 2008 Second Quarter, Six Months Results”
July 31, 2008

The Industrial Distribution segment’s results for the 2008 second quarter primarily reflect the continued success of the company’s efforts to further develop its national accounts business, robust demand within the energy and power generation, mining and oil exploration markets as well as the contribution from ISC, which was acquired at the beginning of the 2008 second quarter.  Operating profits in the period improved as a result of higher sales volumes and a continued focus on careful cost management, which was offset somewhat by cost growth associated with new branch openings, as the segment continues to expand its operations in order to support its growing national account business.  Overall, the operating profit margin for the quarter was 4.8%, consistent with the prior year despite higher energy costs and the integration of ISC, which both had the effect of dampening Industrial Distribution’s overall operating profit margin slightly for the quarter.

For the 2008 six-month period, net sales in the Industrial Distribution segment totaled $385.5 million, compared with $348.0 million in the year ago period.  Segment operating income in the first half of 2008 totaled $18.8 million, compared to $17.0 million in the first half of 2007.  Organic growth for the first half of 2008 was 6.7%, compared with 2.0% in the same period last year.

Commenting on the performance of the Industrial Distribution segment, Mr. Keating said, “We are very pleased with the performance of the Industrial Distribution segment during the second quarter, during which it gained market share and posted solid organic growth despite a challenging market environment.  The business continued to benefit from strong demand in end markets such as mining and food processing, as well as the ongoing successful execution of its national account strategy.  The integration of ISC has progressed well, and the segment also benefitted from solid sales performance from this business during the period.  Looking into the second half of the year, overall market conditions remain challenging and the segment faces tougher year-over-year comparisons, but we remain committed to the continued successful execution of our operating strategy as we focus on the further build-out of our national account program and maintaining strict operating expense controls.”

Mr. Keating concluded, “Despite the challenges we have faced in the first half of 2008 I believe we have made substantial progress in growing our business through a mix of organic growth and strategic acquisitions that complement our existing businesses. As we move into the second half of the year, we are focused on resolving the issues in our Aerostructures segment and continuing to build on the results that our other segments have achieved.  At the same time we continue to operate from a position of financial strength, providing us the opportunity to continue to invest for future growth and improved profitability.”

Please see the MD&A section of the company’s SEC Form 10-Q filed concurrent with the issuance of this release for greater detail on the quarter’s results and various company programs.

A conference call has been scheduled for tomorrow, August 1, 2008 at 11:00 AM EDT.  Listeners may access the call live over the Internet through a link on the home page of the company’s website at http://www.kaman.com.  In its discussion, management may include certain non-GAAP measures related to company performance.  If so, a reconciliation of that information to GAAP will be provided in the exhibits to the conference call and will be available through the Internet link provided above.

“Kaman Reports 2008 Second Quarter, Six Months Results”
July 31, 2008

Forward-Looking Statements
This release may contain forward-looking information relating to the company's business and prospects, including the Aerospace and Industrial Distribution businesses, operating cash flow, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; 2) political conditions in countries where the company does or intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) domestic and foreign economic and competitive conditions in markets served by the company, particularly the defense, commercial aviation and industrial production markets; 5) risks associated with successful implementation and ramp up of significant new programs; 6) management's success in resolving operational issues at the Aerostructures Wichita facility; 7) successful implementation of the Deed of Settlement agreed upon with the Commonwealth of Australia, which would conclude the Australia SH-2G (A) program with a mutual release of claims; 8) receipt and successful execution of production orders for the JPF U.S. government contract, including the exercise of all contract options, successful negotiation of price increases with the U.S. government, and receipt of orders from allied militaries, as all have been assumed in connection with goodwill impairment evaluations; 9) satisfactory resolution of the company’s contract dispute with the U.S. Army procurement agency relating to the FMU-143 program; 10) continued support of the existing K-MAX helicopter fleet, including sale of existing K-MAX spare parts inventory; 11) cost growth in connection with environmental remediation activities at the Bloomfield, Moosup and New Hartford, CT facilities; 12) profitable integration of acquired businesses into the company's operations; 13) changes in supplier sales or vendor incentive policies; 14) the effect of price increases or decreases; 15) pension plan assumptions and future contributions; 16) future levels of indebtedness and capital expenditures; 17) continued availability of raw materials and other commodities in adequate supplies and the effect of increased costs therefore; 18) the effects of currency exchange rates and foreign competition on future operations; 19) changes in laws and regulations, taxes, interest rates, inflation rates, general business conditions and other factors; and 20) other risks and uncertainties set forth in the company's annual, quarterly and current reports, and proxy statements. Any forward-looking information provided in this report should be considered with these factors in mind. The company assumes no obligation to update any forward-looking statements contained in this report.
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Contact: Eric Remington
Vice President, Investor Relations
(860) 243-6334
Eric.Remington@kaman.com

“Kaman Reports 2008 Second Quarter, Six Months Results”
July 31, 2008

A summary of segment information follows:
Summary of Segment Information

	For the Three Months Ended		For the Six Months Ended
	June 27, 2008	June 29, 2007	June 27, 2008	June 29, 2007
Net sales:
Aerostructures	$30,944	$23,322	$59,737	$48,501
Precision Products	27,236	23,962	51,366	42,462
Helicopters	18,105	19,025	32,719	36,483
Specialty Bearings	36,667	31,471	72,746	63,450
Subtotal Aerospace Segments	112,952	97,780	216,568	190,896
Industrial Distribution	203,333	174,602	385,498	348,016
Net sales from continuing operations	$316,285	$272,382	$602,066	$538,912

Operating income (loss):
Aerostructures	$(6,248)	$3,680	$(7,263)	$8,231
Precision Products	880	4,015	2,685	6,545
Helicopters	2,866	(244)	3,724	(1,269)
Specialty Bearings	13,941	10,204	26,909	20,763
Subtotal Aerospace Segments	11,439	17,655	26,055	34,270
Industrial Distribution	9,735	8,304	18,808	16,998
Net gain (loss) on sale of assets	(97)	58	(207)	15
Corporate expense (1)	(6,486)	(10,156)	(16,282)	(19,499)
Operating income from continuing operations	$14,591	$15,861	$28,374	$31,784

(1) “Corporate expense” decreased for the quarter and six months ended June 27, 2008 compared to the same periods of 2007, as shown below:

	For the Three Months Ended		For the Six Months Ended

	June 27, 2008	June 29, 2007	June 27, 2008	June 29, 2007

Corporate expenses before breakout items	$(5,788)	$(6,075)	$(12,361)	$(11,876)

Breakout items:
Incentive compensation	39	(1,035)	(1,187)	(1,620)
Stock appreciation rights	308	(815)	836	(985)
Supplemental employees' retirement plan	(888)	(1,482)	(2,870)	(3,007)
Group insurance	(157)	(749)	(700)	(2,011)

Corporate expense - total	$(6,486)	$(10,156)	$(16,282)	$(19,499)

“Kaman Reports 2008 Second Quarter, Six Months Results”
July 31, 2008
KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)
	For the Three Months Ended		For the Six Months Ended
	June 27, 2008	June 29, 2007	June 27, 2008	June 29, 2007

Net sales	$316,285	$272,382	$602,066	$538,912

Cost of sales	230,013	197,798	439,203	389,167
Selling, general and administrative expense	63,774	58,781	126,472	117,976
Goodwill impairment	7,810	-	7,810	-
Net (gain)/loss on sale of assets	97	(58)	207	(15)
	301,694	256,521	573,692	507,128
Operating income from continuing operations	14,591	15,861	28,374	31,784

Interest expense (income), net	463	1,656	462	3,200
Other expense (income), net	321	258	462	217

Earnings from cont. operations before income taxes	13,807	13,947	27,450	28,367
Income tax expense	(7,717)	(4,940)	(12,492)	(10,287)
Net earnings from continuing operations	6,090	9,007	14,958	18,080

Earnings from discont. operations before inc. taxes	-	1,655	-	3,279
Gain on disposal of discontinued operations	506	-	506	-
Income tax expense	(183)	(603)	(183)	(1,225)
Net earnings from discontinued operations	323	1,052	323	2,054

Net earnings	$6,413	$10,059	$15,281	$20,134

Net earnings per share:
Basic net EPS from continuing operations	0.24	0.37	0.60	0.74
Basic net EPS from discontinued operations	-	0.04	-	0.09
Basic net EPS from disposal of discont. op.	0.01	-	0.01	-
Basic net earnings per share	$0.25	$0.41	$0.61	$0.83

Diluted net EPS from continuing operations	0.24	0.36	0.59	0.73
Diluted net EPS from discontinued operations	-	0.04	-	0.08
Diluted net EPS from disposal of discont. op.	0.01	-	0.01	-
Diluted net earnings per share	$0.25	$0.40	$0.60	$0.81

Average shares outstanding:
Basic	25,232	24,285	25,166	24,213
Diluted	25,497	25,210	25,444	25,157

Dividends declared per share	$0.140	$0.125	$0.280	$0.250

“Kaman Reports 2008 Second Quarter, Six Months Results”
July 31, 2008

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	June 27, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$13,570	$73,898
Accounts receivable, net	211,577	158,435
Inventories	239,353	210,341
Deferred income taxes	24,460	28,724
Other current assets	24,703	20,231
Total current assets	513,663	491,629
Property, plant and equipment, net	67,500	53,645
Goodwill and other intangible assets, net	130,292	46,188
Deferred income taxes	3,507	3,594
Overfunded pension	31,276	30,486
Other assets	11,561	9,321
	$757,799	$634,863
Liabilities and shareholders' equity
Current liabilities:
Notes payable	$1,896	$1,680
Accounts payable - trade	98,914	74,236
Accrued salaries and wages	22,046	25,328
Accrued pension costs	13,768	14,202
Accrued contract losses	10,780	9,513
Advances on contracts	10,429	9,508
Other accruals and payables	39,360	36,162
Income taxes payable	2,447	12,002
Total current liabilities	199,640	182,631
Long-term debt, excluding current portion	95,400	11,194
Deferred income taxes, long-term	10,825	199
Other long-term liabilities	42,428	46,313
Shareholders' equity	409,506	394,526
	$757,799	$634,863